Exhibit 99.1

CAPE BANCORP, INC. REPORTS

SECOND QUARTER 2012 RESULTS

Cape May Court House, New Jersey, July 25, 2012 Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter and six months ended June 30, 2012.

For the quarter ended June 30, 2012, Cape Bancorp reported net income of $1.0 million, or $.08 per common and fully diluted share, and $2.6 million, or $.21 per common and fully diluted share for the six months ended June 30, 2012. This compares to net income of $617,000, or $.05 per common and fully diluted share for the second quarter of 2011, and $8.9 million, or $.72 per common share and $.71 per fully diluted share for the six months ended June 30, 2011. The six months ended June 30, 2011 included the reversal of $7.7 million, or $0.62 per share, of the deferred tax valuation allowance.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

“Great strides were made during the most recent quarter at Cape Bank. Credit quality metrics showed improvement with non-performing loans declining to 3.26% of total loans. More broadly, non-performing assets fell below 3% of total assets even as total assets declined. The delinquency ratio hit its lowest level since the inception of Cape Bank in January, 2008. Finally, OREO has benefitted from credits finally exiting foreclosure and we have worked to move these to sale promptly. So far in 2012 we have disposed of 11 properties in the amount of $4.2 million.

“We also took the opportunity to extinguish some borrowings with the FHLB of NY which will result in improved funding costs. This is a valuable development since there is continued pressure to reduce loan rates in today’s market. The net interest margin for the quarter was a respectable 3.73%.

“As credit problems continued to lessen in significance, progress was also being made in more traditional banking targets. Solid loan activity resulted in an increase in total loans and pipelines for both commercial and residential mortgages that project favorable levels of closings in the coming months. In addition, core deposits continued to grow, up $18 million from year-end and over $44 million from a year ago. This growth has come despite the fact that the bank has ended free checking.

“While troubled credits showed positive movement, they still had negative fallout during the quarter with a high level of expenses for both troubled loans and OREO. These expenses along with the significant prepayment penalties on the FHLB of NY borrowings generated headwinds for earnings. Despite this, net income for the quarter was $1.0 million, bringing year-to-date net income to $2.6 million.

“The seasonal businesses appear to be enjoying a solid summer and our efforts to expand our lending footprint in Burlington and Camden counties have proven to be effective. The positive momentum begun in late 2011 appears to be continuing while improving the performance and prospects for Cape Bank.”

The following are significant factors which contributed to the operating results of the comparative quarters and year-to-date:

•

The Company initiated steps to restructure the balance sheet by extinguishing $20.0 million of fixed rate term borrowings with an average rate of 3.44% in June, incurring a prepayment penalty of $921,000. The Company also sold $37.9 million in investment securities, which were yielding 1.41%. This restructuring will be accretive to net interest income through the first quarter of 2014. Net interest income is projected to increase by $508,000 and the net interest margin will benefit by 14 basis points annually.

•

Net gains on sales of investment securities totaled $774,000 and $962,000 for the three and six months ended June 30, 2012, respectively, compared to no net gains and $148,000 for the three and six months ended June 30, 2011, respectively.

•

The second quarter of 2012 included a gain on the sale of bank premises of $425,000 compared to the initial $1.8 million gain recorded in the second quarter of 2011. The gain resulted from vacating leased space in the second quarter of 2012 which accelerated the recognition of a portion of the deferred gain.

•	Included in the second quarter of 2012 was a $325,000 gain on the sale of the Company’s merchant card business.

•

The net interest margin was 3.73% for the quarter ended June 30, 2012, a decrease of 1 basis point from the quarter ended March 31, 2012 and an increase of 18 basis points from the quarter ended June 30, 2011. The net interest margin was 3.73% for the six months ended June 30, 2012, an increase of 6 basis points from 3.67% for the six month period ended June 30, 2011.

•

The loan loss provision for the second quarter of 2012 totaled $1.2 million compared to $673,000 for the quarter ended March 31, 2012 and $3.9 million for the quarter ended June 30, 2011. Loan charge-offs for the second quarter of 2012 totaled $962,000 compared to $1.0 million for the quarter ended March 31, 2012 and $3.6 million for the quarter ended June 30, 2011. The loan loss provision totaled $1.8 million for the six months ended June 30, 2012 compared to $6.3 million for the six months ended June 30, 2011. Loan charge-offs for the six months ended June 30, 2012 were significantly lower and totaled $2.0 million compared to loan charge-offs of $5.6 million for the six month period ended June 30, 2011.

•

Loan related expenses (real estate taxes, insurance, legal and other) totaled $506,000 for the second quarter ended June 30, 2012 compared to $431,000 for the same period in 2011 and $677,000 for the first quarter ended March 31, 2012. For the six months ended June 30, 2012, loan related expenses totaled $1.2 million compared to $717,000 for the same period in 2011.

•

Other Real Estate Owned (OREO) expenses were $567,000 for the second quarter ended June 30, 2012 compared to $319,000 for the first quarter of 2012 and $157,000 for the second quarter ended June 30, 2011. Included in these expenses were write-downs totaling $318,000 in the second quarter of 2012, $94,000 in the first quarter of 2012 and $30,000 in the second quarter of 2011. For the six months ended June 30, 2012, these expenses were $886,000 compared to $262,000 for the six months ended June 30, 2011. Included in these expenses were write-downs totaling $412,000 for the six months ended June 30, 2012 compared to $77,000 for the six months ended June 30, 2011.

Cape Bancorp’s total assets at June 30, 2012 totaled $1.048 billion, a decrease of $22.8 million from the December 31, 2011 level of $1.071 billion.

Total net loans increased $5.2 million to $721.5 million at June 30, 2012, from $716.3 million at December 31, 2011. This change is the result of an increase in commercial loan activity within all three counties that comprise our market area, and resulted in an increase of $11.6 million. This increase was partially offset by a decrease in mortgage loans of $5.0 million resulting from early pay-offs and the Bank selling approximately 40% of originations made during the six month period in an effort to manage interest rate risk. Consumer loans declined $1.5 million. The allowance for loan losses totaled 1.73% of gross loans and 52.92% of non-performing loans at June 30, 2012.

At June 30, 2012, the Company had $23.9 million in non-performing loans or 3.26% of total gross loans, a decrease from 3.77% of total gross loans at December 31, 2011, and 5.99% at June 30, 2011. Included in non-performing loans are troubled debt restructurings totaling $835,000 at June 30, 2012 and $405,000 at December 31, 2011, respectively.

Other real estate owned decreased $1.6 million from $8.4 million at December 31, 2011 to $6.8 million at June 30, 2012, and consisted at June 30, 2012 of eleven commercial properties and thirty-five residential properties (including twenty-seven building lots). During the quarter ended June 30, 2012, the Company added two commercial properties and twenty-seven residential properties (building lots) to OREO with aggregate carrying values of $341,000 and $1.9 million, respectively. In addition, five commercial OREO properties and one residential OREO property with aggregate carrying values totaling $3.1 million were sold during the quarter ended June 30, 2012 with recognized net losses of $337,000. For the six months ended June 30, 2012, the Company sold three residential OREO properties and eight commercial OREO properties with aggregate carrying values totaling $4.6 million with recognized net losses totaling $300,000.

At June 30, 2012, Cape Bancorp’s core deposits totaled $498.5 million which represented an increase of $18.0 million from December 31, 2011. Certificates of deposit totaled $286.1 million, a decline of $3.0 million from December 31, 2011. At June 30, 2012, deposits totaled $789.9 million compared to $774.4 million at December 31, 2011.

Cape Bancorp’s total equity increased to $148.2 million at June 30, 2012 from $145.7 million at December 31, 2011, an increase of $2.5 million, or 1.74%. Tangible equity to tangible assets increased to 12.23% at June 30, 2012 compared to 11.72% at December 31, 2011. Cape Bank’s regulatory capital ratios for Tier I Leverage Ratio, Tier I Risk-Based Capital and Total Risk-Based Capital are 9.71%, 13.13% and 14.39%, respectively, all of which exceed well capitalized status.

SELECTED FINANCIAL DATA

(unaudited)

Cape Bancorp, Inc.

	Six Months Ended		Three Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	March 31, 2012	June 30, 2011
Statements of Income Data:
Interest income	$22,224	$23,603	$10,935	$11,289	$11,491
Interest expense	4,690	5,947	2,221	2,469	2,921

Net interest income	17,534	17,656	8,714	8,820	8,570
Provision for loan losses	1,841	6,311	1,168	673	3,911

Net interest income after provision for loan losses	15,693	11,345	7,546	8,147	4,659
Non-interest income	4,235	4,407	2,630	1,605	3,151
Non-interest expense	16,104	14,157	8,674	7,430	7,039

Income before income taxes	3,824	1,595	1,502	2,322	771
Income tax expense (benefit)	1,261	(7,266)	477	784	154

Net income	$2,563	$8,861	$1,025	$1,538	$617

Basic Earnings per share[1]	$0.21	$0.72	$0.08	$0.12	$0.05

Basic Average shares outstanding	12,421,292	12,388,490	12,426,617	12,426,966	12,394,089

Diluted Earnings per share [1]	$0.21	$0.71	$0.08	$0.12	$0.05

Diluted Average shares outstanding	12,423,049	12,397,409	12,428,458	12,428,640	12,409,282

Shares outstanding	13,313,011	13,313,521	13,313,011	13,314,111	13,313,521

Statements of Condition Data (Period End):
Investments	$161,459	$171,664	$161,459	$184,156	$171,664
Loans, net of allowance	$721,491	$755,348	$721,491	$717,556	$755,348
Allowance for loan losses	$12,669	$13,332	$12,669	$12,361	$13,332
Total assets	$1,048,310	$1,067,751	$1,048,310	$1,059,036	$1,067,751
Total deposits	$789,918	$782,529	$789,918	$764,697	$782,529
Total borrowings	$104,016	$134,040	$104,016	$139,717	$134,040
Total equity	$148,250	$144,495	$148,250	$147,639	$144,495

Statements of Condition Data (Average Balance):
Total interest-earning assets	$944,178	$971,437	$940,795	$947,561	$967,937
Total interest-bearing liabilities	$825,829	$847,648	$820,083	$831,576	$840,311

Operating Ratios:
ROAA	0.48%	1.67%	0.39%	0.58%	0.23%
ROAE	3.47%	12.83%	2.76%	4.18%	1.73%
Yield on Earning Assets	4.73%	4.90%	4.67%	4.79%	4.76%
Cost of Interest Bearing Liabilities	1.14%	1.41%	1.09%	1.19%	1.39%
Net interest margin	3.73%	3.67%	3.73%	3.74%	3.55%
Efficiency ratio	72.13%	69.37%	72.39%	71.87%	70.41%

Capital Ratios:
Tier 1 Leverage Ratio	9.71%	9.92%	9.71%	9.48%	9.92%
Tier 1 Risk-Based Capital Ratio	13.13%	12.87%	13.13%	12.86%	12.87%
Total Risk-Based Capital Ratio	14.39%	14.12%	14.39%	14.11%	14.12%
Tangible equity/tangible assets	12.23%	11.63%	12.23%	12.04%	11.63%
Book value	$11.14	$10.85	$11.14	$11.09	$10.85
Tangible book value	$9.42	$9.13	$9.42	$9.37	$9.13
Stock price	$8.31	$10.00	$8.31	$7.98	$10.00
Price to book value	74.62%	92.17%	74.62%	71.96%	92.17%
Price to tangible book value	88.25%	109.53%	88.25%	85.17%	109.53%

Quality Ratios:
Non-performing loans to total gross loans	3.26%	5.99%	3.26%	3.57%	5.99%
Non-performing assets to total assets	2.97%	4.82%	2.97%	3.25%	4.82%
Texas ratio	22.53%	38.16%	22.53%	25.09%	38.16%
Allowance for loan losses to non-performing loans	52.92%	28.97%	52.92%	47.39%	28.97%
Allowance for loan losses to total gross loans	1.73%	1.73%	1.73%	1.69%	1.73%
Net charge-offs to average loans	0.50%	1.41%	0.47%	0.53%	1.86%

1	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

DELINQUENCY TABLE

(unaudited)

Delinquency Summary

	6/30/2012			12/31/2011			6/30/2011
Period Ending Days	Balances	% total loans	# Loans	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	$1,180,101	0.16%	13	$2,111,666	0.29%	17	$3,163,545	0.41%	16
60-89	1,261,433	0.17%	6	2,130,969	0.29%	8	3,380,703	0.44%	14
90+	23,363,747	3.18%	86	26,407,001	3.62%	98	33,947,994	4.42%	106

Total Delinquency	25,805,281	3.51%	105	30,649,636	4.20%	123	40,492,242	5.27%	136
Non-Accrual Other*	576,272	0.08%	5	1,041,958	0.14%	4	12,072,612	1.57%	11

Total Delinquency and Non-Accrual	$26,381,553	3.59%	110	$31,691,594	4.35%	127	$52,564,854	6.84%	147

Total Loans		$734,159,099			$728,994,167			$768,680,375

Days	CML	IL	ML	CML	IL	ML	CML	IL	ML
31-59	$133,360	$231,083	$815,659	$—	$279,338	$1,832,328	$2,148,616	$365,034	$649,896
60-89	572,902	33,675	654,856	1,362,864	94,675	673,430	2,639,722	196,712	544,270
90+	17,500,139	771,191	5,092,416	21,047,586	683,227	4,676,188	29,179,792	476,037	4,292,163

Total Delinquency	18,206,401	1,035,949	6,562,931	22,410,450	1,057,240	7,181,946	33,968,130	1,037,783	5,486,329
Non-Accrual Other*	576,272	—	—	1,041,958	—	—	12,072,612	—	—
Total Delinquency and Non-Accrual by Type	$18,782,673	$1,035,949	$6,562,931	$23,452,408	$1,057,240	$7,181,946	$46,040,742	$1,037,783	$5,486,329

Total Loans by Type	$439,112,044	$46,885,758	$248,161,298	$427,483,454	$48,346,112	$253,164,601	$462,675,081	$48,199,752	$257,805,542

% of Total Loans in Type	4.28%	2.21%	2.64%	5.49%	2.19%	2.84%	9.95%	2.15%	2.13%

Total Delinquency and Non-Accrual		$26,381,553	3.59%		$31,691,594	4.35%		$52,564,854	6.84%

*	Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing. NOTE: Excluded from the table above are $1.6 million of commercial loans classified as Loans Held for Sale all of which are over 90 days delinquent.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.

Forward Looking Statements

This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2011	March 14, 2012
10K	Quarter ended March 31, 2012	May 1, 2012